SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report (date of earliest event reported):           September 26, 2001




                              AUDIOVOX CORPORATION
             (Exact name of registrant as specified in its charter)



         DELAWARE                        0-28839           13-1964841
(State or other jurisdiction          (Commission     (I.R.S. Employer
 of Incorporation or                   File Number)    Identification Number)
 organization)



150 Marcus Boulevard, Hauppauge, New York                          11788
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code:           (631) 231-7750




                                Page 1 of 3 Pages
                            Exhibit Index on Page (2)

    Item 5.    Other Events.
               ------------

     On September 26, 2001 Audiovox Corporation (the "Company") announced preliminary results for its fiscal third quarter ended August 31, 2001. A copy of the Press Release is filed as Exhibit 1 hereto. On September 26, 2001 at 10:00 a.m., the Company held a conference call and live Webcast to discuss the press release. The Company has prepared a transcript of that conference call, a copy of which is annexed hereto as Exhibit 2.

    Item 7.       Exhibits.
                 ------------
Exhibit 1.          Press release dated September 26, 2001.

Exhibit 2. Transcript of conference call held on September 26, 2001 at 10:00 a.m.



                                Page 2 of 3 Pages
                            Exhibit Index on Page (2)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AUDIOVOX CORPORATION

Dated:  September 28, 2001               BY: s/John J. Shalam
                                             John J. Shalam,
                                             President and
                                               Chief Financial Officer



















                                Page 3 of 3 Pages
                            Exhibit Index on Page (2)

FOR IMMEDIATE RELEASE

                                                               C. Michael Stoehr
                                                            Audiovox Corporation
                                                                  (631) 231-7750

                                     For Financial Investor Relations Inquiries:
                                                     Glenn Wiener / Chris Fullam
                                                                      PR21, Inc.
                                                 (212) 299-8982 / (212) 299-3956

                AUDIOVOX CORPORATION REPORTS FISCAL THIRD QUARTER
                        AND NINE-MONTH FINANCIAL RESULTS

Hauppauge, NY, September 26, 2001 . . . Audiovox Corporation (Nasdaq: VOXX) today announced results for its fiscal third quarter and nine months ended August 31, 2001.

Net sales for the third quarter of fiscal 2001, were $313.9 million compared to $470.3 million in the comparable period one year ago. Net earnings and earnings per share for the quarter were $1.0 million and $0.05 basic and diluted compared to net income of $10.0 million and $0.45 basic and $0.44 diluted for the three months ended August 31, 2000.

For the nine months ended August 31, 2001, net sales were $920.8 million versus $1.2 billion in the comparable period one year ago. Net loss and loss per share were ($4.7) million and ($0.21) basic and diluted compared to net income and earnings per share of $22.2 million and $1.04 basic and $0.98 diluted for the same nine-month period in 2000. Excluding the charges associated with the analog inventory write-down in the fiscal second quarter, net income and earnings per share for the nine-month period were $3.9 million and $0.18 per share.

John J. Shalam, President and CEO of Audiovox Corporation, commenting on the quarter said, "Third quarter results showed a modest increase over the second quarter, which was in line with expectations. Throughout this year, the wireless industry has undergone substantial negative changes, but we believe that Audiovox has adjusted to the resulting new industry parameters. We feel that we

                                    - more -

                                    Exhibit 1

Audiovox Corporation Reports Fiscal Third Quarter and Nine-Month
 Financial Results
Page 2 of 3



will emerge from this period of transition stronger, and better positioned to benefit from new opportunities in the wireless industry. We plan product offerings in the fourth quarter and the early part of 2002 that will include state of the art handsets and competitively priced volume models. These new products should help improve both our revenue and our margins next year."

 Shalam further stated, "Audiovox joins the world in mourning the loss of so many people in the senseless destruction here in New York, Pennsylvania and Virginia. Our heartfelt sympathies and prayers go out to all that have lost someone dear. Our employees have been active participants in the rescue and relief efforts here and we will continue to be involved in those efforts as we rebuild."

Philip Christopher, President and CEO of Audiovox Communications Corp. (ACC), said "During the third quarter unit sales remained on track with increases quarter over quarter this year. Over the summer, ACC initiated significant programs with Canada's two largest carriers utilizing the CDM 9100 and the brand new tri-mode CDM 8100. In addition, during the quarter we sold all of the remaining hand-held analog inventories, clearing the way for new technologies that we expect to be important to our success in 2002." Christopher continued, "We are very excited about the upcoming launch of several new products including 1X phones and our first PDA product, which will be sold with a CDM 9100 and has been designed to support the data initiatives of our major carrier customers."

Patrick Lavelle, President and CEO of Audiovox Electronics Corporation (AEC) said "Most product categories experienced sales increases over third quarter 2000 with overall AEC third quarter performance up 8% over the same period last year. Year to date figures are 7% ahead of last year with Consumer products posting the highest category gain." Lavelle continued, "The introduction of new products and broader distribution has allowed us to expand sales in spite of the overall economic decline."

Audiovox Corporation will be hosting a results conference call today at 10:00 a.m. (EDT). Interested parties may participate in a listen-only mode via a real-time web cast by visiting the Company's web site http://www.audiovox.com. A replay of the call will be available for thirty days on the Web site for those unable to listen today.

Audiovox Corporation is an international leader in the marketing of cellular telephones, vehicle security and entertainment systems, and consumer electronics products. The Company conducts its business through two subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.


                                    Exhibit 1

Audiovox Corporation Reports Fiscal Third Quarter and Nine-Month
 Financial Results
Page 3 of 3



Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks such as our ability to keep pace with technological advances, significant competition in the wireless, mobile and consumer electronics businesses, quality and consumer acceptance of newly introduced products, our relationships with key suppliers and customers, market volatility, non-availability of product, excess inventory, price and product competition, new product introductions, the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further and other risks detailed in the Company's Form 10K for the fiscal year ended November 30, 2000 and the 10Q for the second quarter ended May 31, 2001. These factors, among others may cause actual results to differ materially from the results suggested in the forward-looking statements.


                               - Table Attached -

                                    Exhibit 1

                      Audiovox Corporation and Subsidiaries
                      Consolidated Statements of Operations
             (Dollars in thousands, except share and per share data)





                                                              Three Months Ended         Nine Months Ended
                                                                  August 31,                  August 31,
                                                                 (unaudited)                 (unaudited)
                                                          2000            2001          2000            2001
                                                        -----------   ------------    -----------   ------------

Net sales                                               $   470,334   $    313,897    $ 1,192,124   $    920,776

Cost of sales (including an inventory write-down
     to market of $13,500 in 2Q 2001)                       427,587        282,384      1,077,377        848,880
                                                        -----------   ------------    -----------   ------------


Gross profit                                                 42,747         31,513        114,747         71,896
Operating expenses
    Selling                                                  10,363         10,561         31,673         27,525
      General & administrative                               11,806         12,261         34,350         33,971
      Warehousing, assembly and repair                        5,520          5,895         15,574         17,197
                                                        -----------   ------------    -----------   ------------

           Total operating expenses                          27,689         28,717         81,597         78,693
                                                        -----------   ------------    -----------   ------------


Operating income (loss)                                      15,058          2,796         33,150         (6,797)
Other income (expense)                                          369         (1,172)         2,120           (468)
                                                        -----------   ------------    -----------   ------------
Income (loss) before provision for income taxes              15,427          1,624         35,270         (7,265)
Provision for (recovery of) income taxes                      5,471            618         13,103         (2,573)
                                                        -----------   ------------    -----------   ------------
Net income (loss)                                             9,956          1,006         22,167         (4,692)
                                                        ===========   ============    ===========   ============
Net income (loss) per common share
    basic                                               $      0.45   $       0.05    $      1.04   ($      0.21)
                                                        ===========   ============    ===========   ============
    diluted                                             $      0.44   $       0.05    $      0.98   ($      0.21)
                                                        ===========   ============    ===========   ============

Weighted average number of common shares outstanding:
    basic                                                21,885,232     21,966,461     21,224,604     21,847,312
                                                        ===========   ============    ===========   ============
    diluted                                              22,883,444     22,170,039     22,614,472     21,847,312
                                                        ===========   ============    ===========   ============

                                      # # #

                                    Exhibit 1

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 1




                                      PR21
                               September 26, 2001
                                  9:00 a.m. CDT



Moderator      Good morning, ladies and gentlemen and thank you for
               standing by. Welcome to the Audiovox Fiscal Third
               Quarter Results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder, this conference is being recorded.

               I would now like to turn the conference over to our host, Mr. Chris Fullem. Please go ahead.

C. Fullam      Good  morning,  everyone,  and thank you for joining us
               today for Audiovox's Fiscal Third Quarter conference call for the period ending August 31st, 2001. The company announced results prior to the market opening this morning. If you have not received a copy of today's announcement, please do so by contacting PR21 at 212-299-8965 or by visiting the company's Web site at www.Audiovox.com. Additionally, today's conference call is being Web cast on the company's Web site.

               Before getting started I would briefly like to read Safe Harbor language. As far as historical information contained herein, statements made in this release that constitute forward-looking statements may involve certain risks such as our ability to keep pace with technological advances; significant competition in the wireless, mobile, and consumer electronic businesses; quality and consumer acceptance of newly introduced products; our relationships with key suppliers and customers; market volatility; non-availability of products; excess inventory; price and product competition; new product introductions; and other risks detailed in the company's Form 10K for the fiscal year ended November 30th, 2000 and the 10Q for the second quarter ended May 31st, 2001. These factors, among others, may cause actual results to differ materially than the results suggested in the forward-looking statements.

               At this time I would like to introduce John Shalam, Chairman, President, and Chief Executive Officer of Audiovox Corporation.

J. Shalam      Thank you. Good morning and thank you for joining us on
               today's conference call to discuss our financial results for the fiscal third quarter and nine months, and for our outlook for the

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 2

               remainder of this fiscal year.

               Audiovox today reported net sales for the third quarter of $313 million versus $470 million in the comparable year ago period. Compared to our second quarter performance this represents an increase of approximately 12%. Net earnings for the quarter were $1 million or $0.05 per share, both basic and diluted. While our top line results fell slightly below expectations, we managed the bottom line prudently amidst a difficult economic environment and we met the lower end of our guidance. During the past two quarters we had cautioned investors that our sales for the first half of the year would be adversely impacted by the industry-wide slowdown and the delayed release of new digital products.

               Additionally, we affirm that our performance during the second half of the year would improve sequentially as new products were introduced and as consumers purchasing patterns improved in what historically has been a hard period of seasonal activity. Our performance during the third quarter is indicative of these statements. We continue to strengthen our relationship with leading carriers around the world and are in talks with new partners to expand our distribution. We successfully introduced our CDM 9100 handset, currently selling in Verizon outlets across the country, as well as other carriers, and experienced modest success in regard to our TDMA offerings. I am pleased to report that all of the remaining analog units have been sold, and from this point onward we are focused on further penetrating the North American digital marketplace.

               Philip Christopher, who is the President and CEO of Audiovox Communications Corporation, will discuss with you in greater detail our accomplishments for the quarter and our product outlook for the fourth quarter and the beginning of 2002. Our Consumer Electronics division led by Pat Lavelle, President and CEO, continues to perform well and to exceed expectations. This past quarter we saw increased demand for portable DVDs and FRS radios in addition to other home consumer goods categories, and believe while the fourth quarter will prove challenging we should show positive results.

               Before I turn the call over to Michael Stoehr, our CFO, I would like to comment on the events of the past weeks and extend my heartfelt sympathies and prayers to all who are impacted by this national tragedy. On a personal level I was touched by the show of support, not only by New Yorkers, but also by all Americans. We are actively participating in the rebuilding effort and will continue to do so.

               Now I would like to turn the call over to Michael Stoehr, our Senior VP and CFO, who will review our financial and operating results with you in detail and provide guidance on our expected results for the fiscal fourth quarter. Michael.

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 3

M. Stoehr      Thank you, John. Good morning,  everyone.  Consolidated
               net sales for the third quarter of 2000 were $313 million  versus
               $470 million for the same quarter last year. Sales for the third quarter increased sequentially of 12% for the second quarter of 2001, which was $276 million.

               Our wireless group sales for the third quarter were $241.9 million versus $403 million last year. Wireless unit sales were 2,108,000 units with an average selling price of $108. The average selling price was affected this quarter by the closeout of approximately 300,000 analog ... phones. We also sold additional TDMA product during the quarter at good margins, but with lower ASPs than we normally get.

               The Electronics group had sales of $71.9 million, versus $66.6 million last year, an increase of 8%. Mobile video and consumer goods continue to show increases, as well as most other electronic categories. Our consolidated gross profit margins were 10% this year this quarter versus 9.1% last year. The Wireless group GP was 6.6% and our Electronics group GP was 21.6%. Both groups showed improvement from the second quarter.

               We also had a better recovery on our analog sales than we anticipated. Consolidated overhead was $28 million versus $27 million last year. These increases occurred mainly in the manufacturing warehouse expenses, principally in the use of outsource labor used to refurbish, reflash, and program our wireless units. Our selling expenses increased in commissions related to sales increases in the AE group and some increased MDF program.


               The G&A expenses, professional fees, and provision for doubtful accounts increased. Please note, this increased provision for bad debts was primarily due to our review over our Malaysian operation in light of the economic conditions in that area, but other receivables are good.

               Interest expenses increased this quarter versus last year as a result of higher inventory balance this year versus last year. On our balance, sheet our days on hand continue to improve from the second quarter. For the third quarter AR days on hand, 50 days versus 58 days in the second quarter 2001. Our AR balance is now $187 million ending third quarter versus $198 million second quarter. Inventory balances have declined to $228 million versus $236 million the second quarter. This inventory balance is down from its peak of $269 million during April. Our days on hand for the inventory were 68 days versus 78 days for the second quarter.

               The  company  continues  to  complete  its  inventory   reduction
               programs as all analog handset

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 4

               inventory has been sold. We continue to reduce the balances of CDMA 8000s, and the remaining balance is anticipated to be sold out by the end of the fourth quarter.

               Direct borrowings from our $250 million bank line was $73 million, down from $82 million at the end of the second quarter. Currently our balances on the direct borrowings are $43 million, reflecting continued reduction of inventory balances. Our ending cash balance at the quarter was $4 million. EPS was $0.05 a share versus $0.44 last year. Our tax rate was 38% and the book value of the company is $14.86. Total shares outstanding year to date, 21,847,000.

               We would like to give some guidance for the fourth quarter. Based on the tragic events that occurred on September 11th, we wish to proceed cautiously as we assess the economic issues that may arise as a result of these events throughout the economy. With this in mind we are anticipating $2.1 million to $2.3 million wireless unit sales at an average selling price of $130. Consolidated sales are anticipated in the range of $340 million to $360 million. Our consolidated gross profit margin is in the 9% range. We're looking at EPS between $0.05 to $0.10 per share.

               At this time we will not give guidance for fiscal 2002 until the latter part of the fourth quarter, as we are watching economic developments as they unfold. Thank you and I'd like to turn the presentation back to John.

J. Shalam      Thank you very much, Michael. At this time I would like
               to introduce Philip Christopher, who is the President of Audiovox
               Communications Corporation. Philip.

P.  Christopher Good morning.  As John and Mike  mentioned,  the third quarter, basically, was a closeout quarter. We were successful closing out all of the analog phones in our inventory, and the TDMA phones in our inventory as well. Plus in addition to that, in view of the new technology coming out we also closed out all of our GSM phones and positioned ourselves to be ready for the new technology, the new GPRS telephones that will be introduced beginning in the fourth quarter of this year.

               Along those lines I think it's important to note that Mitsubishi, which was our TDMA supplier, has become the latest Japanese supplier to exit North and South America. That's leaving only two competitors from Japan, U.S. Arab, and to a limited extent, Sanyo. Most of the other Japanese competitors exited from the wireless industry in North and South America.

               So as of today we're in a very strong position, remaining number one in CDMA. In terms of

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 5

               TDMA, we will buy the remaining inventory of Mitsubishi, which is approximately 300,000 units, and that will be our last sale of TDMA phones. We will be in a position at that point to be introducing 1X products for both regular CDMA and wide-band CDMA in the future.

               In regards to GSM, for the first time we opened a new carrier in South America, TEM, which is important to know that TEM is the Tonam company. We delivered for the first time our GSM 1.9 phone. Forty-thousand phones were delivered in the third quarter, and we are now in a position to begin delivering the 1.9 GSM phones, including dual-band and fly-band phones, to all GSM carriers in North and South America.

               So with that, ending the third quarter I think we are in a position to look forward towards the fourth quarter and what is happening in the industry. First of all, the consolidation of carriers has continued, and all of the carriers in North and South America are continuing to consolidate their positions and many of the small carriers are disappearing. In terms of the CDMA, all of the carriers are looking now towards the 1X products. With the need for data and data being the way to increase their revenues, data products will be introduced. I'm happy to tell you that we will be one of the first suppliers in the market with 1X products, introducing two such products in the fourth quarter, the 8150X from Curitel in Korea and the 9150X from Toshiba.

               In addition, during the fourth quarter we will be entering the market of the PDAs. We have spoken to you in the past about the need of convergence of technology, and indeed, this conversion is taking place. Our PDA will utilize the latest Microsoft software. We are fortunate to have a license now with Microsoft on a direct basis, and our PDA manufactured by Toshiba will be the first product in the market utilizing Pocket PC 2002, the Merlin software.

               On October 4th in San Francisco, there will be a major launch and a major press conference, and Audiovox will be participating next to Microsoft announcing this product line. We will be selling this product coupled with our CDM 9100 through the Verizon retail outlets, as well as indirect channels such as Radio Shack, the Wiz, and other major retailers.

               Of course, the PDA convergence of technology is just the beginning. Early next year the second generation part of our PDAs will be introduced and that will be, again, a Microsoft Pocket PC 2002, but this time built in with an RF, a PDA with a built-in telephone. Although the actual market for these products is estimated to be at only 20% of the subscribers, it is also estimated that it will generate the highest revenue for the carriers. As a result, companies like Verizon and Sprint will be looking forward to entering the data market on a very strong basis and utilizing 1X products and PDAs to increase their revenues and to improve their

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 6

               financial conditions.

               This type of situation will occur not only in North America, but also in Canada with Bell Mobility and Telus, and to a certain degree in South America. In regards to the European's GSM, all of you are aware that GPRS is slowly coming on board. We are now testing with Sonofon of Denmark our GPRS phones, and we do expect to be a player next year in the GPRS. In addition, we are entering with Microsoft again into the development of new products similar to Stinger, utilizing GSM technology and to have a PDA based on GSM technology for the European markets. I will be going to Taiwan in October to discuss with our different manufacturers the Microsoft license and the development of these kind of products.

               I think overall under these scenarios most of the carriers today have reduced their inventory levels. We entered this new year, 2001, with extremely high inventory levels. VoiceStream, Verizon, and many of the other carriers have substantially higher inventory levels than they expected. You probably have read that they all missed their projections. The new subscriber growth has been slow, but there is something very, very positive that we should keep in mind. In our industry we have an advantage and a disadvantage. The disadvantage is often the fact that technology forces us to close our products, products like the analog, but on the other hand, the revolution of our industry and the continuous changes that are taking place give us the opportunity to remain a leader and it keeps our competition awake.

               The introduction of 1X products in the fourth quarter will put us in a leadership position. In addition, the GPS location, and the government forcing all of the carriers next year to at least have 50% of their subscribers with GPS phones, will give us an opportunity for an extreme growth in 2002. We are bullish for that growth, and I think the tragic events of September will spur even a higher demand for these type of products, since it has been proven that both wireless, cellular phones, and GPS locations are something that is needed in our fight to avoid such tragedies as we had in September.

               I am happy to tell you that we will be the first CDMA manufacturer introducing a GPS phone. We will be introducing that phone in the early first quarter next year. Again, we are in negotiations with both Verizon and Sprint for substantial quantities of these products, along with the rest of the CDMA carriers. The bright spot is that the growth of CDMA is continuing, TDMA is phasing out, and GSM will become wide-band CDMA.

               Technology is the next phase of what we are looking for. Our partners, particularly Toshiba, are poised to develop these type of products and for us to play such a role in the industry. We are positive that the growth will continue and the introduction of the new products will

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 7

               give us the opportunity to remain either in the CDMA technology, but in addition, become a very instrumental player in GSM/GPRS phones and the future of wide-band CDMA. So that's about where we stand today. During the fourth quarter we will continue to sell our present dual-mode CDMA phones, the CDM 9100, the CDM 8100 and we will be introducing our 1X products. As John mentioned before, we are forging some very strong new partnerships with new carriers, and that will give us an additional growth both for the fourth quarter and the first quarter.

               So the technology is sound, the industry is going to grow, and the projections of the carriers are very good. I think both the fourth quarter, and particularly next year, we will enjoy a very, very strong year in the wireless industry. Thank you.

J. Shalam      Thank you very much. I would like now to introduce  Pat
               Lavelle,   who  is  the   President   of   Audiovox   Electronics
               Corporation. Pat.

P. Lavelle     Thank you, John. Good morning, everyone. Sales for the
               Electronics company grew by 8% quarter over quarter,  and we have maintained a 7% increase  over 2000 through the first nine months of 2001. All categories posted increases except Car Audio,  which was down 6% for the quarter;  however,  we believe this is within industry  performance for 2001. Our growth for the period was led by Mobile Video, where we continued to maintain a dominant market share. Penetration at OEM and after-market segments has grown and we are confident that the introduction of our new combination DVD overhead  video  systems will allow us to expand our  penetration
               across  all  market  segments.   We  expect  deliveries  of  this
               first-to- market product in November of this year.

               During the third quarter, Ford added our rear-seat entertainment system to the Expedition XLT, and we are experiencing a 20% increase in orders and forecasts due to this addition. Also, we are currently in negotiations with Ford on a multi-vehicle program utilizing the new DVD overhead, and I hope to advise you shortly of our success in securing this business.

               On the consumer side, consumer product sales are running 70% ahead of last year and we have established good placement for the upcoming Christmas season. Our DVD portables, FRS/GMRS radios, and video entertainment systems are placed in many of the largest retailers in the country, and we believe this increased penetration will help offset the general softness expected in the economy in the fourth quarter.

               Wal-Mart, Kmart and Target stores lead the list of accounts that will retail Audiovox portable DVD players. We will introduce two new units for Christmas, and believe these units will firmly establish Audiovox as a major supplier of DVD portable players. Based on the success

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 8

               that we have enjoyed with these players, we will also introduce a line of home DVD during the first quarter of next year, which will give us the ability to further expand market share in this critical category.

               Overall, margins were lower quarter over quarter due primarily to increased price pressure as the Mobile Video business matures and it moves into the mainstream. In addition, we have had a shift in business over the year towards more high-volume mass merchant or national account business. For the year our sales to the mass merchant market has grown 23% and represents approximately 43% of our overall sales. Internationally, third quarter sales at AX Malaysia are off 20% due to the stagnant economic conditions in Malaysia; however, Audiovox Venezuela has grown 48% quarter over quarter. This is a direct result of increased car production at GM and Chrysler plants as the economy has substantially improved.

               Over the years Audiovox has gained acceptance by our customer base as an aggressive leader of new technology to existing markets. This aggressiveness has allowed us to grow our business as older categories mature. Our strategy is to continue this leadership.

               In the months ahead  Audiovox  will  introduce  two new satellite radio systems, and we will be the first to offer both an XM receiver and a Sirius satellite receiver. Satellite radio is a new service being launched by two companies, offering 100 channels each of digital quality music with no terrestrial limitations. I am sure many of you are familiar with XM and Sirius. We believe these new products and services will be enthusiastically received by customers and consumers, and
               Audiovox is well positioned to take advantage of this new technology and opportunity.

               Although we are facing a challenging fourth quarter, I believe the programs that we have secured and the new product introductions will allow us to meet our plan for the balance of the year. Thank you. John.

J. Shalam      Pat, thank you very much. Ladies and gentlemen,  we are
               now ready to receive your questions and comments or suggestions.

Moderator      Very good. Thank you. The first question comes from the
               line of Donald Newman with Ladenburg Thalmann. Please go ahead.

D.  Newman     Good  morning,  everybody.  Could  you  describe  the
               relationship, Phil, with Verizon? How large a percentage of business was Verizon to cellular and to total sales and what do you see going forward?


                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                          Page 9

P. Christopher As you know, last year we represented 42% of their purchases, and last year I think Verizon was close to 60% of our business. That percentage has been coming down, and as of the end of the third quarter, I would think that our business with Verizon was about 50%. It will continue to be reduced as the new carriers that are coming on board with the new products are increasing their sales. Don't forget that last year the CDM 9000, and to a certain degree the 9100, up to this point was sold exclusively to Verizon. That exclusivity is now over and we're opening it to other carriers as well in North America. So that percentage of Verizon, I would say it's about 50% at this point.

               The other thing that is happening, the old Prime Corp region has now become an independent. It was sold by Verizon to a venture capitalist group so a percentage of our sales in the Midwest will now be showing up under Prime Corp, the new name that they will be marketing under.

D. Newman      Now your total cellular sales were what, $242 million or am I wrong on that?

M. Stoehr      $241 million.

D. Newman      I can't hear you, Mike.

M. Stoehr      It's $241.9 million for the third quarter.

D. Newman      Right.  So Verizon would represent $120 million of that.  Is that correct?

M. Stoehr      Approximately.  Yes.

D. Newman      Okay. Now you had an ASP of $108 and that  represented,
               you liquidated how much in the way of analog, 300,000?

M. Stoehr      Donald, this is  Michael....there  were 300,000 phones.
               In regular digital product the average selling price was $130. D.
               Newman $130 for regular digital. Again back to Phil, in Q4 ending
               November 30th, you said that you've taken on 300,000 TDMA to liquidate. Is that right?

P.  Christopher I don't know if we're going to ever see them all, but we made a deal with Mitsubishi to buy the remaining inventory of the TDMA phones. We expect them to be delivered in the month of October and to be sold between October and November.

D. Newman      You wouldn't have made this deal unless you had a buyer
               for that, is that correct?

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 10


P. Christopher  That's correct.  There is a demand for these TDMA products. It's a matter of software being put in on a timely basis. As you know, different carriers use different software. We are working with Mitsubishi to quickly bring these units and close them out very quickly.

D. Newman      Then going forward, your bet here in the U.S. is CDMA.  Is that correct?

P.Christopher   Yes,  as  you  know,  CDMA  is  the  strongest
               technology. VoiceStream utilizes GSM and we're working with VoiceStream to develop such products. Both AT&T and Cingular, who are the two TDMA carriers, they are beginning to overlay their networks with GSM and GPRS products, and in the year 2002 you will begin to see a shift from TDMA completely.

D. Newman      I might have missed it, but what was your gross margin for cellular?

M. Stoehr      6.6%, Donald.

D. Newman      6.6%.  It was 21.5% for automotive, is that right?

M. Stoehr      21.6%.

D.  Newman     21.6%.  Can we have a  breakdown  between  the  three
               divisions, Mobile Electronics, Consumer Electronics and Sound, what you did in Q3?

M. Stoehr      Yes, we can.  I'm going to give it to you as we report
               it in the queue because that's the way we report out. The third quarter sales for Sound were $17.9 million. The accessories were $41.3 million.

D. Newman      What's that, mobile...?

M. Stoehr      Mostly  that's  mobile  video and  security  products.
               Consumer Electronics were $12.3 million.

D. Newman      $12.3?  That's a big drop, isn't it, from Q2?

M. Stoehr      From Q2 it's down slightly; it's up from last year.

D. Newman      Twelve point three for consumer electronics? All right.
               I'll give you a call on this later. Thank you very, very much.

J. Shalam      Thank you, Donald.


                                    Exhibit 2

PR21
Host: Glenn Wiener
September 26, 2001/9:00 a.m. CDT
Page 11

Moderator      Thank you.  Next is a  question  from the line of Rary
               Bessinger with Standard and Poor's. Please go ahead.

R. Bessinger   Hi.  Looking at the third quarter income  statement,
               I'm wondering on expense controls was there any significant reasons why there was a little jump in the GNA? Also going forward, how does the company intend to increase their gross margins? Also just some numbers, if you could give me your forecasted capital expenditures for the year. That's it.

M.  Stoehr     Okay.  Let's  take it one at a  time.  In the GNA for
               expenses, the cable-related expenses are down from last year. We do have a reduction in head count. The expenses increased, as I mentioned, in provision for bad debts are in that category. That really occurred in our Malaysian operation when we took a real hard look at the receivables to see what the status of them was.
               We're still collecting the money from the accounts; we thought it was prudent to put a provision in.

               The other category that went up was our professional fees, specifically in the area of legal, and also some tax work that we had done for state minimization programs. As for the gross margins, as both Phillip and Pat outlined, as new product comes on stream this has a positive effect for our gross margin. The cap ex for the company for the last quarter probably will be in the $300,000 range. Year to date our cap ex has been $1.6 million.

R. Bessinger   Thank you. Do you have a forecast on the CDMA market
               for handsets for '01?

P.  Christopher Mike doesn't want to give  projections,  but as I mentioned before, bear in mind that there are two unique things happening. The new technology. Beginning in January, Sprint, Verizon, Alltel, U.S. Cellular, and all the other carriers in North America will be forced by the FCC to begin utilizing EPS handsets. Therefore, you will see a tremendous growth for us because many people will be changing. Existing subscribers will be changing from their existing phone to the new GPS phone. So we are bullish for the first quarter. I don't want to give you exact numbers, but I think it will be much higher than last year's first quarter.

R. Bessinger   Thank you.

J.Shalam I want to remind you that we had a very similar and a very beneficial increase in our handset sales due to the migration of subscribers from analog to digital in the last two years, which accounted for a good portion of the growth in handsets last year. Hopefully, this will repeat itself next year.

R. Bessinger   Thanks.

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 12


M. Stoehr      This is Mike Stoehr again.  Projections that we gave at
               the...   we  gave  for  the  fourth   quarter,   anticipates  the
               introductions  of products,  but there is always sometimes delays which we don't  anticipate  our  approvals,  but we would just be cautious for a protection....

Moderator      Thank you.  The next  question  comes from the line of
               Thomas Kahn with Kahn Brothers and Company. Please go ahead.

T.  Kahn       Good  morning.  I  checked  out the 9100 in the  Verizon
               stores versus the Motorola  120. It seems to me that,  being sort of an  unsophisticated  buyer,  that  the  Motorola  120 has some better features, particularly with respect to the battery life. I wondered whether you could give us a little color on how the 9100 is selling versus the Motorola  instrument.  I guess the Motorola instrument has sort of better name recognition, and it also seems to have better  features  with respect to the battery.  Also,  is
               there   anything   that  can  be  done  to  improve  the  battery
               performance of the 9100 so that when a consumer looks at it versus the Motorola 120 the playing field is leveled a little bit?

P.  Christopher First of all, I don't think our battery  time is
               much  less  than   Motorola;   we're   about  even  in  terms  of
               specifications. I think the main reason why Motorola was outselling the 9100 was the price. Initially, Motorola was at $69 and we were at $99 retail price. As of September 1st, if you went out you would see now that the tri-model phones, Nokia and...are $49 retail at the Verizon stores. Audiovox and Motorola are $69, even up. Now that we're even in the pricing, the 9100 is gaining on the Motorola phone.

T. Kahn That's correct. I noticed that the price was different and I notice now that the price is the same. Would you say that you're pleased now with the sales of the 9100 versus the Motorola 120 in terms of what you find out from Verizon?

P. Christopher We're pleased, but we would rather see the 9100 at the $49 level because that's really where the action is. Unfortunately, still you get 50% of the volume was at the low end. So when you're not at the low end and your positioned as a mid-tier phone, you're being squeezed into the low end and the high end. So we do have this situation. We are taking steps with Verizon to promote the phone. You probably saw that there is a...with the Verizon salesmen now on the CDM 9100. We expect that, as I mentioned before, in the fourth quarter it will be coupled with the PDA to give the 9100 an edge.

               In addition, the 9150X, which is on the same platform, will be the first 1X product that will be ... in the fourth quarter, so that will give the 9100 additional recognition, and the same platform will be used in January as a GPS phone. So I think there are reasons why Verizon

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 13

               will be pushing this phone during the fourth quarter.

T. Kahn        Thank you very much.

Moderator      Thank you. Next is a question from the line of Minh Do
               with Voltaire Capital.

M. Doh         Hi, Mike.  What was the unit number for this quarter?

M. Stoehr      Two million, one hundred, and thirty thousand.

M. Doh I don't know if it's John or Phil that made a comment on carrier inventories. Did you guys say that it was higher than normal right now?

P. Christopher I did. I said that.  You remember we had to start from the first quarter. During the first quarter, Verizon had unusually high inventory levels which resulted for two reasons. One, the consolidation took place between all the independent carriers...as Verizon. That consolidation took place last year, and as a result based on their projections, during the first quarter they had unusually high inventory. Then their projections, because of the slowdown in the economy, both Verizon and other carriers did not meet their subscriber projections. You had a double type of situation.

               So the comment that I have made as of the end of the third quarter of inventory levels had improved with most of the carriers. The carriers now are in a position to actively be looking for a promotion during the fourth quarter to find ways to increase their subscribers. We think we have a solution for the carriers. One is the PDA and the convergence of the technology between the cellular phone coupled with the PDA. We think we have a solution in view of the fact that data generates revenue, and we will be introducing the 1X products with the CDMA carriers. For the first quarter we were working very closely with them for the development of GPS handsets that will give them momentum in their sales and smooth transitioning of their present digital into 1X products.

M. Doh Okay. Just to follow up on that, are the inventories now back to normal or do they continue to be greater than normal?

P.Christopher  I would say they're above average.

M. Doh         I'm sorry.  They're still above average?

P.Christopher Yes.  They're still above.

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 14


M. Doh         Okay.  But they're improving?

P. Christopher Yes,  they're  improving.  What they will need, in particular, is the 1X data products. Let me also mention to you why the demand for the 1X products. Even though the deployment has been slow in terms of the networks for 1X, they kept patching it in major cities like New York City and Los Angeles. It's under pressure, so they must lower their network and their switches for these new 1X products.

               I don't mean to be hammering this thing, but I want you to see through what is happening; basically, capacity and transition into this new technology. The year 2001 will be a very difficult year, and it has been a very difficult year. It has been crowned by the tragedy of the last two weeks. Obviously, the economy and the industry has suffered, but if there is a bright spot in what is happening today, I think you will see through this tragedy that the wireless cellular industry is an industry that's going to gain momentum for two reasons; particularly, the GPS location and the data products. Number two, the revolutionary products will be introduced both in CDMA and DSN in terms of 1X and GPRS positions Audiovox into a leadership position with these products.

               Our competition has become smaller. I mentioned before that Mitsubishi has exited the industry. At this point in North America, Audiovox will remain one of the leaders in CDMA. We will be fighting among Motorola and Nokia for a leadership position on a world basis.

M. Doh Okay. Just one last thing. For the industry, not just for Verizon, when would you expect the inventories to be back to normal levels?

P.Christopher  Sprint  is  in a  much  better  position.  In my meetings with Sprint, as a matter of fact, Sprint has high demands for the fourth quarter, and they're looking for inventory levels. We're trying to help them. Alltel, U.S. Cellular, and Western Wireless also have given us some bullish projections. Outside of the U.S., Canada Bell Mobility, and Telus, are the two carriers that we work with on an exclusive basis. We have some very strong projections for the fourth quarter from them.

M. Doh         Okay.  Great.  Thanks, Phil.

Moderator      Thank you.  Next is a question from the line of John Bucher with
               GKM.  Please go ahead.

J. Bucher      Phil, a question for you  regarding  the two  catalysts
               that you talked about, the 2.5G upgrade, both for data as well as the better capacity utilization of the phone.

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 15


P.Christopher  We're in beta testing.

J.  Bucher     And  comparing  that to the GPS,  the E911  compliance
               requirement. As you look to 2001, which of those two requirements do you see the more significant driver of handset demand as 2002 unfolds?

P. Christopher Definitely the E911.  There is no question.  What has happened that you should know is that many carriers in the past were positioning themselves to have a network solution. In other words, the network was going to provide the GPS location. With that in mind, it really had no bearing on the handset. However, what has happened is for different reasons. The carriers for Sprint and Verizon, the two major CDMA carriers, as well as Cingular and AT&T on the other side, they have decided to use handset solutions. By utilizing handset solutions it means that by the end of the year 2002 at least 50% of their base must be changed from the present cellular form to a GPS type of form.

               We're talking about a whopping type of increase of growth, and the question is how do we take advantage of this growth. First, you must have the technology, and I think we are positioned and we can assure you that we will have that. Number two, to have the product ... enough to gain momentum. Number three, for your product to be competitive. So we are working on those three equations to have a successful E911 compliance with the carriers.

J. Bucher      So when you compared this to the transition period from
               analog to digital, and the increase in demand that that accounted for, do you see this E911 requirement for the carriers to comply with the FCC's requirements there on the handset side, that that's going to be a similar catalyst?

P.Christopher  I think  it's  going  to be a  greater  catalyst because the position from analog to digital was optional. I mean the carriers made it an option to the consumers. Of course, the consumers, because of different capacity reasons, the carriers switched the subscribers. This is a mandatory legal issue. For Verizon and Sprint to comply they must have a certain percentage by each quarter have a certain percentage of GPS phones.

J.  Bucher     For next year  you're  talking  about  just your CDMA
               phones having the E911 capability?

P.Christopher  Yes. For next year we will be strictly on our CDMA phones. That's the technology that we have with Toshiba at this point. However, we will be working with other manufacturers for GPRS-type of products.


                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 16

J.  Bucher     What will the  embedded  solution to have E911 and GPS
               capability, what is that going to add to the ASP for handsets on average?

P.Christopher  Let's just say,  first of all, the increase in the product itself is approximately a $30 delta between a regular digital phone and a GPS phone. We have to utilize the 5100 MSN chip set from Qualcomm versus the 5105, which is approximately a $10 delta there. But the big issue is the memory of the phone, which increases and adds to the course of the telephone. The approach that we have taken in order to be very quick and very competitive is taking our existing CDM 9100 platform, increasing the memory, putting a GPS antenna on it, and working with both Verizon and Sprint to introduce this in January.

J. Bucher      So about a $30  increase  in ASP,  other  things  being
               equal?

P. Christopher We will be selling this for close to $200.

J. Bucher      Okay.

P. Christopher I figured that out.

J. Bucher      Do you have a rough idea of what the mix is going to be
               next year for your CDMA line between those that have E911 capability and those that don't?

P. Christopher As I said, if everyone complies,  and unless there is a waiver from FCC which would give some leeway to the carriers to slow down percentage-wise, we expect...should. All of the carriers have filed for some waivers with the FCC, trying to gain some time period for this transition. It's an awkward transition. So there is this fact that we have to take into consideration, but let's just put it this way, it will be substantial. It will be somewhere between 33% and 50% of the subscriber base.

J. Bucher      A question for you on your new PDA product. Is Toshiba,
               I know it looks like they're selling the Genio PDA, which looks like it's going to be very similar to the one you're going to sell. Are they also going to sell that with the embedded CDMA capability?

P.Christopher  The  first  PDA  product,   you  say  standalone
               PDA-based on CDMA technology and Microsoft Pocket 2002. Toshiba will, because of their past history of selling computers, the Toshiba in Irvine, California will continue to sell standalone
               PDAs. Anything that has a built-in RF, which goes through the carriers, obviously will be exclusive to Audiovox Communications, which this is regarded more of a cellular phone rather than a standalone PDA.


                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 17

               The approach that we are taking on the standalone PDA to offer both the Verizon and Sprint is the cable that connects to our CDM 9100, particularly the 9150X which gives you the speed, and to couple these products together, and utilizing the subsidies that they have on the cellular phones, we feel that we will have a strong second approach to the carriers in retail.

J. Bucher      Okay. So there won't be any potential  channel conflict
               then with Toshiba selling a built-in CDMA-capable PDA through other channels? You will have an exclusive on that?

P. Christopher As of now, we have an exclusive.

J.  Bucher     Okay.  As far as GPRS phones go, can you say what the
               delta's going to be in average selling price over and above GSM phones when you start selling GPRS phones?

P.Christopher  You know there has been a major  deterioration in the GSM market. Last year, unfortunately, when we entered we sold approximately 300,000 GSM phones. Standard GSM phones went as low as $49 in Europe and in different areas. So the GPRS phones, I think everyone is looking and they are very, very cautious as to how the manufacturers proceed.

               We are estimating right now that the regular watt phones in Europe are going between $80 and $99. The old GSM phones are all being closed out. You have some significant closeouts with Phillips, Alcatel exiting the market, Ericsson basically dropping their prices because of their joint venture with Sony. So there has been a heck of a revolution in the GSM industry.

               Now the GPRS, all the carriers are looking at this very cautiously. In Europe in particular, where the carriers are much in debt and they're looking for how to increase their revenues. They're also questioning whether or not deployment of GPRS very, very quickly will give them those solutions. So we will be proceeding cautiously on the GPRS. The average selling price of a GPRS phone will be somewhere around $130, depending on the category of where it is. So you will also have from $99 to $129 delta. So $30, again, GPRS delta between the standard GSM phone and this one.

J. Bucher      Okay. Last question,  sorry for  monopolizing  the time
               here. On the 9100, I know that you, as you mentioned, you ship a data kit that goes along with that. Can you say, roughly to date since you've been selling the 9100, how many data kits have you shipped with 9100s? Do you know roughly what percentage of 9100 customers are using the phone for data also? Thank you very much.

P. Christopher We've only sold approximately  10,000, but I think percentage-wise it's more. However, the reasoning is the speed of the networks. With the deployment of 1X you will see significant

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 18

               growth. Also, bear in mind that when we coupled the 9150 along with the cable that you just plug into your CDM 9150X and gives you that speed, we expect a ....


                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 19

Moderator      Thank you.  Next is a question  from the line of Bruce
               Brewster with Brewster Asset Management. Please go ahead.

B. Brewster    Hello.  There's been a lot of  discussion  about the
               technology here, but there are still a couple of points of clarification I'd like to get. A couple of years ago they began talking about third generation or 3G phones. More recently they're talking about 2.5G phones and you're speaking about 1X phones. Is this synonymous or would the 2.5G obsolete the 1X?

P.Christopher  It's synonymous with 2.5.

B. Brewster    1X is synonymous with 2.5?

P. Christopher Correct.

B. Brewster    Okay. The GPRS phone,  you're saying that this should
               create a tremendous replacement demand.

P. Christopher Let me correct you.  I said the GPS handset will....

B. Brewster    The GPS handsets.

P. Christopher GPRS is an expression they use for GSM....

B. Brewster    Okay.  GPS.  The GPS facilitates the location of a caller on a
               911 call.

P. Christopher Correct.

B. Brewster    If the phone has GPS capability,  are there any other
               inducements to the end user, aside from 911, that might come from that GPS capability, such as being able to determine distance to a point or location based on the phone itself, or the ability to send back to the person listening to the call where the call is coming from, such as a child and a parent, locating them?

               When you say that there is a mandate  to employ  GPS phones  that means, I suppose, the number of handsets sold with that capability or does it pertain to the number of phones in the field or some aspect of the system in order to be able to utilize GPS technology? What I'm looking at is the motivation that you're speaking of for users to discard their current phones and buy a GPS phone.

P.Christopher  Well,  there's two things.  First of all, overall the longevity of the lifetime of the phone has

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 20

               become smaller and smaller so consumers changing to a better product is not an issue because automatically we have consumers. In the old days it used to be 48 months. Now it's beginning to be as soon as their contract is up, and obviously there's a reason for it.

               The carrier gives it to you free. The carrier, after your one year is up or your two-year contract is up, in order to maintain you as a customer, and for Verizon not to lose you to AT&T and for AT&T not to lose you to VoiceStream, they encourage you to re-sign a new contract. As an incentive they give you the new technology. They replace your old technology with new technology.

B. Brewster    Absolutely.  But I wonder how that ties in with GPS?

P. Christopher That answers one of the levels of your questions.
               Let me try and respond to you as intelligently as I can. In regards to FCC, the FCC mandates that a percentage of all new subscribers must have GPS handsets. As of now that mandate says that as of the end of the fourth quarter, December 31st, it must be 25% of the new subscribers for the fourth quarter. Most of the carriers have filed a waiver. They will get some lead time, and we will see that it will be first quarter 25%, second quarter 30%, and so on. I'm not sure exactly what the percentages will be, but that mandate is in regards to new subscribers. In other words, if during the first quarter Verizon does one million subscribers, I think that mandate would say that 25%, 250,000 of those subscribers must be sold a GPS handset. So this is the type of situation.

               Now in regards to what GPS does. Initially, all the GPS phones will do is, basically, give the location, but as you can see the new chips coming out, all those ideas that you brought out in terms of encouraging the consumer. You will see new technology being developed, and we will utilize that GPS for different incentives for the consumer to have this phone. At the moment the only thing the consumer gains is GPS, and because the Qualcomm chipset that includes GPS also includes data and is the most expensive, you will see that this product will be the higher end of the technology. In other words, we cannot be a low end phone with just simply GPS at this moment because the chip that we are using is the most expensive Qualcomm chip that gives you the maximum amount of memory, and it forces us to have 1X capability data with this product.

               A lot of carriers, for emergency purposes, are looking for what we call low-end GPS phones. I'm sure Qualcomm and some other manufacturers will be developing these types of chips that would allow you to have an inexpensive phone. This is the predicament that the carriers are in. In order to meet the mandate of FCC, they must spend more money on higher-priced handsets. Of course, all of us know that the carriers, in their efforts to generate revenue, they

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 21

               must balance the subscribers between low-end, mid-range and high-end products. I hope that answers your question.

B. Brewster    The FCC,  according to how I understand what you say,
               is not going to allow other methods of phone location, such as triangulation?

P. Christopher The different  carriers have the ability to apply to FCC with different systems and say this is what we would like to do to meet your specifications or your mandate. As I mentioned in my opening remarks, until the month of June it was Verizon's intention to have a network solution, not a handset solution for their product. To a certain degree that would have made it easier for us because we would just sell our standard products, and the application would have been on the carrier to meet that mandate.

               On the other hand, right now by switching to a handset solution, ... Sprint, Verizon, Alltel, and U.S. Cellular are all handset solutions. It forces us as a manufacturer to immediately react and manufacture a product that utilizes GPS, the GPS antenna and the 5100 Qualcomm chip. So as I said in my opening remarks, we're in a very good position and I'm happy to advise you that we will be one of the first ones out there with a GPS phone in the first quarter. I think all ... that I have given remaining intact that this will be a benefit to our sales.

B. Brewster    Thank you.

Moderator      Thank you.  Next is a question  again from the line of
               Donald Newman with Ladenburg Thalmann. Please go ahead.

J.  Malpass    Hi. This is actually  John Malpaz for Donald.  Just a
               quick follow up. Have you seen any sort of spike in your sales for handsets over the past two weeks since September 11th?

P. Christopher Not really.  Actually,  the last few weeks since
               September 11th there have been several logistical problems with deliveries and things like that. However, Verizon has reported a very big increase in the New York region and in other regions. A number of the carriers...their existing inventory. It doesn't necessarily translate to us immediately in terms of deliveries, but it will help, of course, the fourth quarter because they are selling out of their existing inventories and promotions.

               Also, I'm happy to tell you that we participated with Verizon in contributing phones and accessories and helping in this crisis. Many of the phones that were working out, at least I'm happy to note that the Audiovox phones never lost their signal ... our competition in the New York area.

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 22


J. Malpass     Okay.  Great.  Thank you.

Moderator      Thank you.  Next is a  question  from the line of Mark
               Seady with Foreign Communications. Please go ahead.

M. Seady Yes. Just a quick question. Regarding the PDAs, how will they be priced in terms of the combo, the package you're talking about with the initial model and then as a standalone? Also, as far as the specs on them, how much memory will they have? What size screen are we talking about, that type of thing?

P. Christopher We'd say  contemplating  similar to Ipaq, which is being sold by Compaq with PDA alone. Of course, Compaq is making certain moves in the retail market today. One of the reasons is that the Ipaq utilizes the old technology. In anticipation of Pocket PC 2002, they are reducing their prices.

               Up to this point I think the retail price was approximately $549 with a $50 rebate giving you a $499 retail price. Our intention is to introduce our combo package PDA and cellular phone for $649 to the Verizon retail stores. It is our anticipation, I shouldn't be giving this out, but you can do the math. If the average activation commission for a phone is $200 that brings you down to $449, and actually a retailer can retail our product for $499, a better product than Ipaq, and get a free phone. Whether they will do that or not, if I was the merchandise manager that's what I would do.

M. Seady Okay. Centrally, as far as the DVD home decks go, are we talking two or three different models or are you talking changers? How will you differentiate them? I know that pricing out there has been anywhere from $99 to $200, but I guess I was just trying to get an idea of how you would position your home decks there?

P.  Lavelle    Our basic plan is to have three  units,  stepping up
               from a promotional model to one with e- Scan, which will be at the higher level. We have created a number of good relationships for Audiovox product within certain major mass merchants, and they have expressed an interest in marketing Audiovox branded home DVD units. So we have an entree to enter into the business, and we will have three models stepping up from whatever the price point is going to be at that point, whether it be $79 or $99, right through.

M. Seady       Up to $200 or somewhere in there?

P. Lavelle     A little under $200.

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 23


M. Seady Okay. Are you talking all single play or will you have a changer in there as well?

P. Lavelle     All single play.

M. Seady       Single play.  Okay.  Thanks very much.

Moderator      Thank you.  Next is a question is from Chris  Blackman
               with Empirical Capital. Please go ahead.

C. Blackman    I've been answered.  Thank you.

Moderator      Very good.  Thank you. We have a question from the line
               of Richard Greenberg with Donald Smith and Company. Please go ahead.

R.  Greenberg  Two topics I'd like you to just expand on a little bit. First, I'm still grappling with this increase in operating expenses. Mike, I hear what you're saying on the reserves. But could you give us some sense of should we expect operating expenses to dip back down in the fourth quarter despite the increase in expected sales? Should we expect something more in the $26-$27 million range or are they going to remain at this high level?

M. Stoehr      No.  You'll see it in the $27 million range.

R. Greenberg   Okay. Then I guess my second question is the quality
               of the inventory, $228 million. I know probably 20% or so of that is the Electronics business, but the quality of the cellular inventory. You've discussed with us in the past how you're pre-selling your inventory much more now. Are we confident that there will be no risk of inventory write-down in the fourth quarter or is there a certain amount of the 8100s, whatever, a certain level of inventory that you are concerned about and there's a possibility of a write-down?

P. Christopher There's no possibility of a write-down during the fourth quarter. It is true, however, that we do pre-sell the inventory. However, this has been an unusual year where there has been a deterioration of prices very quickly. As we have been discussing all along, how we are blessed when the new technologies come on board, but that blessing often becomes a problem with technology moving very quickly it obsoletes other products. We and the carriers, we're working very closely with both Verizon and Sprint to make sure that our 9100, which is the main inventory level with the highest inventory levels, to make sure that we sell through without any type of write-downs. So I'm pretty confident that will take place.


                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 24

               The rest of the digital phones that we have are in a very good position, and we have no product that has any type of a risk. The only problem area was the 9100.

               Let's just go through the history. If you remember, it was the replacement of the 9000. We delivered those 9100s in March, 400,000 units into our warehouse. However, we ran into technical issues with World, Verizon, and other carriers. By the time we got approval it was April 28th and we started selling in May.
               That gave our competition ... Nokia, and Motorola an edge, in that the transition from the 9000 to the 9100 unfortunately was not smooth and we lost momentum.

               I think we are regaining that momentum. The proof is the fact that the retail price of the 9100 now is $69 in the Verizon stores. Western Wireless and Bell Mobility have picked up the 9100. The exclusivity with Verizon is over so it's open to other carriers. That will give us the opportunity to promote the 9100 heavily in the fourth quarter and avoid any need for write-down.

               The need for write-down, by the way, has nothing to do with the technology. It's just strictly the deterioration of pricing, and many of the carriers are looking for assistance when they order something that's $160, but the competition's selling it for $130. So this has the merchandising and marketing problems that we are dealing with on a daily basis. In answer to your question, we are confident that there will be no write-down.

R. Greenberg   Okay.  Thank you very much.

Moderator      Thank you.  Next we have a  question  from the line of
               Glen Douchet with Voltaire Capital. Please go ahead.

M. Dolan Hi. It's MaryAnn Dolan for Glen. How are you? I just wanted to clarify two things. Units in Q3 that you reported and the expectations for Q4, and will Q4 units be impacted by this GPS mandate? Because why would you buy a phone in Q4 if you're just going to have to buy another phone in Q1?

P. Christopher I think most of the  consumers do not know about this FCC mandate of what is happening. Most existing consumers are changing technology when their contract is up. Most of the consumers or subscribers have gotten used to the idea if I sign a contract with Verizon for a year, my year goes up and then I get the latest phone.

               Again, let me explain that the mandate which begins in the first quarter, it's in regards to new subscribers. In other words, if Verizon, Sprint, Alltel, VoiceStream or whoever, a certain

                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 25

               percentage of their new subscribers must be sold a GPS handset. There are all kinds of negotiations going on between the carriers and the FCC. As a matter of fact, there was a ... last night with the FCC and I'm not sure exactly, I'm not in a position to tell you how those applications for waivers are going to wind up. But certainly I think, in general, what we want to do here is now pinpoint the exact interests or whatever; what we should do is see the vision. In general, there is a change taking place and that change is beneficial for industry. That change is beneficial as a result to our Communications division.

M. Dolan So if you had to say that benefit coming from people just upgrading phones without the end of service life happening, does this accelerate units or does it just accelerate your market share within the units being sold because you have the phone ready?

P. Christopher Let's just say this,  we think we're going to be ready. Things happen. There's testing that has to go through. I want to caution everyone that when you're dealing in the wireless industry you anticipate that you will be one of the first ones and you will be ready, but if for some reason on the Lucent switch or on the Motorola switch or on the Nortel switch our phone does not operate correctly, then there's a delay. So we anticipate, and we have reason to believe, that we will be one of the first ones out there. We're in the testing process now with our GPS phones. We will begin to deliver in January to Verizon first and to other carriers, depending on our production capacity.

               I'm not sure what the other part of your question was.

M. Dolan       I missed the numbers you gave.

M. Stoehr      This is Mike Stoehr.  Two million, one hundred, thirty thousand in the third quarter.

M. Dolan       Q3.  So you're looking for about that in Q4?

M.  Stoehr     Yes. As I prefaced  the  conversation,  at this point
               we're being extremely cautious, as Philip mentioned. We've mentioned that we have new product coming in, but as always, there may be some delays so we've decided to be more conservative in our estimate.

P. Christopher Also, the GPS does not take effect until the first quarter. It has no affect on the fourth quarter, now it's just a little.

M. Stoehr      That also is one of the other  issues that we're going
               to address in the latter part of the fourth quarter, our vision for fiscal 2002. Clear us up a little bit more.


                                    Exhibit 2

                                                                            PR21
                                                              Host: Glenn Wiener
                                                September 26, 2001/9:00 a.m. CDT
                                                                         Page 26

M. Dolan       Great.  Thanks.  I really appreciate it.

Moderator      Thank you.  Speakers,  we have no further  questions in
               queue. Please continue.

J. Shalam      Thank you very much. We appreciate you joining us today
               for this conference and we wish you all well. Thank you.

Moderator      Thank you.  Ladies and gentlemen,  this conference will
               be  available  for replay  after today at 1:30 p.m.  eastern time through Wednesday,  October 3rd at midnight eastern time. You may
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               participants dial 320-365-3844.

               That concludes our conference call for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

                                    Exhibit 2